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Exhibit 11.1

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                                 COMPUTATION OF EARNINGS PER SHARE

                                                                           Three Months Ended
                                                                                March 31,
                                                                     ------------------------------
                                                                        2001                2000
                                                                     -----------        -----------
                                                            (In thousands, except share and per share data)

Average common shares outstanding.............................         8,824,643          6,139,750

Average common stock equivalents of
   options outstanding - based on the
   treasury stock method using market price...................            62,407             42,190
                                                                     -----------        -----------

Average diluted common shares outstanding.....................         8,887,050          6,181,940
                                                                     ===========        ===========

Net income....................................................       $     2,561        $     1,635

Basic earnings per common share...............................              0.29               0.27

Diluted earnings per common share.............................              0.29               0.26
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